Media Contact:	Investor Contact:

Greg Berardi 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey, General Counsel and Acting CFO 408-866-3666 dan.rumsey@p-com.com

EVC Group, Inc. Doug Sherk, Jennifer Beugelmans (415) 896-6820 dsherk@evcgroup.com

P-COM REPORTS THIRD QUARTER FINANCIAL RESULTS
Year-to-Date Revenue Grows 31%
Company Updates 2004 Guidance

CAMPBELL, CA., October 29, 2004 – P-Com, Inc. (OTBB: PCMC), a worldwide provider of wireless telecom products, today reported net sales of $6.1 million in the third quarter of 2004, up 10% compared with $5.6 million reported for the third quarter of 2003.

Gross profit margin was 19% in the third quarter of 2004, compared with 20% reported in the third quarter of 2003. Operating expenses were $4.4 million for the third quarter compared with $3.6 million for the third quarter of 2003.

Net loss for the third quarter of 2004 was $3.4 million. Including the accretion to increase preferred stock to redemption values, the loss applicable to common stockholders was $4.1 million or a loss of $0.27 per basic and diluted share. During the third quarter of 2003, the Company had net income of $9.4 million or earnings per basic and diluted share of $1.88. This net income included approximately $8.8 million in income resulting from a debt extinguishment and approximately $1.4 million in income from discontinued operations.

Revenue for the nine-month period ended September 30, 2004 was $19.9 million, up 31% compared with $15.2 million reported during the comparable period of 2003. Net income for the nine-month period ended September 30, 2004, including a one-time gain on reversal of accrued payables, was $434,000. Including the accretion to increase preferred stock to redemption values, the loss applicable to common stockholders was $1.7 million or a loss of $0.16 per basic and diluted share. During the comparable nine-month period ended September 30, 2003, the Company had a net loss of approximately $7.0 million or a basic and diluted net loss per share applicable to common stockholders of $5.26. This net loss included approximately $10.3 million in income resulting from a debt extinguishment and a loss of approximately $2.3 million attributable to discontinued operations.

“P-Com remains focused on achieving its long term objective of sustainable, profitable revenue growth by developing new, innovative products that will allow us to penetrate new markets,” said Sam Smookler, President and CEO of P-Com. “Although the overall telecommunications market remains challenging, we are encouraged that our results this quarter illustrate continued year-over-year improvement and demonstrate the potential of our long-term business strategy. During the third quarter, we achieved our fourth consecutive quarter of year-over-year revenue growth, continued to reduce our liabilities and successfully brought two additional products to market as part of our aggressive product roadmap. In addition, we also recently announced a joint venture with Nanjing Putian, a subsidiary of China’s largest telecommunications provider. During the next quarter and throughout 2005, we have five additional products planned for introduction, and we believe this, coupled with our broadening distribution network and the continued execution of our operational turnaround strategy, will position us well to capture new revenue opportunities.”

The Company exited the third quarter of 2004 with approximately $3.7 million in cash and cash equivalents that compares with $6.2 million at December 31, 2003 and $4.9 million at June 30, 2004. Cash balances at the end of the quarter were positively impacted as a result of borrowings from Silicon Valley Bank of approximately $1.4 million. The weighted average number of shares outstanding at September 30, 2004, which were used in basic and diluted per share computations, was 15.358 million.

Guidance
For 2004, the Company expects revenue to range between $24 and $27 million. In addition, for the full year 2005, the Company expects to achieve revenue growth that is at least equal to the growth achieved for the full year 2004. Beginning in the first quarter of 2005, the Company continues to expect to reduce quarterly expenses relating to legacy items to approximately $500,000 from the current level of approximately $750,000 per quarter. This significant reduction in quarterly expenses will continue as legacy expenses associated with prior operations and discontinued product lines are extinguished.

Conference Call
Management will host a conference call to discuss P-Com’s third quarter results today, Friday, October 29, 2004, at 10:00 a.m. Pacific time, 1:00 p.m. Eastern time. The dial-in number for the call is 800-218-0713 for domestic participants and 303-262-2130 for international participants. A live webcast will also be available on the Company’s website at www.p-com.com on the Investor Relations page.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Monday, November 8, 2004. This replay can be accessed by dialing 800-405-2236 for domestic caller and 303-590-3000 for international callers, both using the passcode 11010154#. An archived copy of the webcast will also be available following the call on the Company’s website.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com’s broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Use of Non-GAAP Measures
The Company believes that non-GAAP measures of net loss before the accretion to increase preferred stock to redemption values and net income excluding income from a debt extinguishment and discontinued operations are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to costs associated with the accretion to increase preferred stock to redemption values and other income and debits associated with events that the Company considers to be non-recurring. This in turn should allow investors to compare the Company’s results of operations with those of other companies on a more comparable basis.

Safe Harbor Statement
Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com’s control. Reference is made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.

Financial Statements Follow

P-Com, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three months ended September 30,			Nine	months ended September 30,
	2004	2003		2004	2003
Sales	$6,143		$5,569	$19,897	$15,151
Cost of sales	4,986		4,431	15,009	16,181
Gross profit (loss)	1,157		1,138	4,888	(1,030)

Gross margin (deficit)	19%		20%	25%	-7%
Operating expenses:
Research and development/engineering	1,310		1,180	3,825	4,805
Selling and marketing	2,003		883	5,188	2,645
General and administrative	1,130		1,154	3,383	4,303
Asset impairment and restructuring charges	—		350	—	3,712
Total operating expenses	4,443		3,567	12,396	15,465

Operating expense as a percentage of sales	72%		64%	62%	102%
Operating loss	(3,286)		(2,429)	(7,508)	(16,495)
Interest expense	(142)		(501)	(304)	(1,625)
Gain on debt extinguishment	—		8,762	—	10,262
Other income (expense), net	(10)		2,201	8,286	3,117

Income (loss) from continuing operations	(3,438)		8,033	474	(4,741)

Discontinued operations	—		1,367	(40)	(2,258)

Net income (loss)	(3,438)		9,400	434	(6,999)
Accretion to increase preferred stock to redemption values	(683)		—	(2,132)	—
Income (Loss) applicable to common stockholders	$(4,121)		$9,400	$(1,698)	$(6,999)

Basic and diluted income (loss) per share:
		$
Loss from continuing operations	$(0.27)		1.61	$(0.16)	$(3.57)
Income (Loss) from discontinued operations	—		0.27	—	(1.70)

Basic and diluted =income (loss) per share applicable to
		$
common stockholders	$(0.27)		1.88	$(0.16)	$(5.27)

Shares used in basic and diluted per share computation	15,358		4,992	10,842	1,329

P-COM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,		December 31,
ASSETS		2004	2003

Current assets:
Cash and cash equivalents		$3,731	$6,185
Accounts receivable, net		4,680	4,801
Inventory		4,135	5,258
Prepaid expenses and other assets		2,235	2,256

Total current assets		14,781	18,500
Property and equipment, net		1,928	3,807
Goodwill		11,991	11,981
Others Assets		341	277
Total Assets		$29,041	$34,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable		$3,665	$4,035
Other accrued liabilities		6,326	8,226
Loan payable to bank		1,457	1
Notes payable — Current		1,336	—
Deferred contract obligations			8,000
Liabilities of discontinued operations		269	313
Total current liabilities		13,053	20,575

Long-Term Liabilities:
Notes payable and other		150	6
Total long term liabilities		150	6

Total liabilities		13,203	20,581

Series B Preferred Stock		1,517	1,361
Series C Preferred Stock		2,332	870
Series D Preferred Stock		2,000	2,000
Total Preferred Stock		5,849	4,231

Stockholders’ equity:
Common Stock		35	20
Treasury Stock		(74)	(74)
Additional paid-in capital		375,162	373,186
Accumulated deficit		(364,871)	(363,173)
Accumulated other comprehensive loss		(263)	(206)
Total Stockholders ‘ equity		9,989	9,753

	$
Total liabilities and stockholders’ equity		29,041	$34,565